EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cue Biopharma, Inc.

We hereby consent to the use in the Form 10-K for the year ended December 31, 2018 of our report dated March 29, 2018, relating to the balance sheet of Cue Biopharma, Inc. as of December 31, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2017, and the related notes, which is included in the Form 10-K for the year ended December 31, 2018.

/s/ Gumbiner Savett Inc.

March 14, 2019

Santa Monica, California